EXHIBIT 5.1

Warner Norcross & Judd LLP

Attorneys at Law

900 Fifth Third Center

111 Lyon Street, N.W.

Grand Rapids, Michigan 49503-2487

November 5, 2013

Mercantile Bank Corporation

310 Leonard Street NW

Grand Rapids, Michigan 49504

Re:	Mercantile Bank Corporation

Registration Statement on Form S-4 (File No. 333-190730)

Dear Sir or Madam:

We represent Mercantile Bank Corporation, a Michigan corporation (the “Mercantile”), with respect to the above-captioned registration statement on Form S-4 (the “Registration Statement”) filed pursuant to the Securities Act of 1933 as amended (the “Act”) in connection with the proposed merger (the “Merger”) of Mercantile and Firstbank Corporation (“Firstbank”) pursuant to the terms of an Agreement and Plan of Merger dated as of August 14, 2013 between Firstbank and Mercantile (the “Merger Agreement”).

As counsel for the Mercantile, we are familiar with its Articles of Incorporation and Bylaws and have reviewed, among other things, the following:

1.	The Merger Agreement;

2.	The Registration Statement relating to this Merger on Form S-4 (as amended and supplemented through the date hereof) under the Securities Act of 1933, including the Proxy Statement and Prospectus contained therein, as filed by Mercantile with the Securities and Exchange Commission (the “Registration Statement”);

3.	Representations and certifications as to certain matters of fact in an officer’s certificate provided to us by Mercantile;

4.	Certain resolutions of Mercantile’s board of directors; and

5.	Such other documents and records that we have deemed necessary or appropriate for purposes of rendering this opinion.

In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based on the foregoing, we are of the opinion that, upon (i) the Registration Statement becoming effective under the Act; (ii) receipt of the requisite shareholder vote and satisfaction of the other closing conditions in the Merger Agreement and consummation of transactions contemplated in the Merger Agreement; and (iii) issuance of the shares in the manner contemplated in the Merger Agreement, any and all shares of Mercantile common stock that are the subject of the Registration Statement will be validly issued, fully paid, and nonassessable.

These opinions, which are limited to the matters specifically referenced in this letter and are further limited to the laws of the State of Michigan and the federal laws of the United States of America, are effective as of the date of this opinion. No expansion of our opinions may be made by implication or otherwise. This opinion is for use in connection with the Registration Statement and may not be relied on in connection with other matters.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the references to us under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

Very truly yours, WARNER NORCROSS & JUDD LLP

By	/s/ Gordon R. Lewis
Gordon R. Lewis A Partner